Exhibit 99.1

      NOTIFY TECHNOLOGY REPORTS RESULTS FOR THE THIRD FISCAL QUARTER ENDED
                                  JUNE 30, 2005

     COMPANY'S WIRELESS REVENUE SEGMENT IS UP 68% FROM SAME PERIOD LAST YEAR

     SAN JOSE, Calif., Aug. 19 /PRNewswire-FirstCall/ -- Notify Technology Corporation (OTC: NTFY) today announced financial results for its third fiscal quarter ended June 30, 2005.

     The Company's net loss for the three month period ended June 30, 2005, was $252,695, or a net loss per share of $0.02, compared to a net loss of $16,383, or a net loss per share of $0.00, reported for the corresponding period of fiscal 2004.

     The $866,633 of revenue reported in the third fiscal quarter of 2005 compares to $945,839 of revenue in the same period of fiscal 2004. The gross margin in the third fiscal quarter was 95.9% compared to 85.8% in the same quarter of fiscal 2004 due to a change in product mix.

     The Company's NotifyLink wireless product line revenue improved to $553,596 for the three-month period ended June 30, 2005 from $329,882 for the three-month period ended June 30, 2004. The service portion of the Visual Got Mail Solution product line was $295,069 in the three-month period ended June 30, 2005 compared to $412,980 in the comparable period of fiscal 2004. The level of Visual Got Mail service revenue is expected to continue to decrease in future quarters as the installed base the Visual Got Mail product services continues to decline due to our customer's discontinued marketing of the service.

     The increase in the wireless revenue is the result of increased sales and marketing efforts. The Company's sales and marketing expense, which are primarily made up of the Company's sales and the technical support organization, increased to $405,064 for the three-month period ended June 30, 2005 from $257,966 in the corresponding period of fiscal 2004.

     The Company continues to focus its product development, marketing and sales on its NotifyLink wireless products. The Company has recently released several new versions of its NotifyLink Hosted Edition product targeting the Small to Medium Business ("SMB") market. In addition, the Company is in its final stages of releasing new versions of its NotifyLink Enterprise Edition that will provide wireless synchronization for email, calendar, contacts, and tasks for a variety of IMAP4 email systems including the Sun Java Messaging System, the Oracle Collaboration Suite, the Mirapoint Messaging System, the Scalix Messaging Platform, and the Stalker Communigate Pro Messaging System.

     "For the past three years we have been primarily focused on the Novell GroupWise marketplace which has provided us with the opportunity to establish Notify as a leading provider of wireless solutions in the GroupWise market," said Paul DePond, Chief Executive Officer. "We have also been developing a family of products targeted at the IMAP4 market segment that is in dire need of a wireless email and PIM synchronization solution. Over the next months, Notify will launch these new products jointly marketed with several major IMAP4 vendors."

     About Notify Technology Corporation
     Founded in 1994, Notify Technology Corporation, is an innovative communications company offering wireless and service products. Notify's wireless solutions provide secure synchronized email and PIM access and management to any size organization on a variety of wireless 2-way devices and networks. Notify sells its wireless products directly and sells its wireline products through CLECs. The company is headquartered in San Jose, California. For more information, visit http://www.notifycorp.com or contact 408-777-7920.

     Forward-Looking Statements: This press release contains forward-looking statements related to Notify Technology that involve risks and uncertainties, including, but not limited to statements regarding the development of NotifyLink revenue and the service revenue on the Visual Got Mail Solution. Those statements are based on current information and expectations and there are important factors that could cause actual results to differ materially from those anticipated by such statements. These risks include, but are not limited to, our ability to deliver products and manage growth, the continuance of certain customer voice mail programs, the expectation that the revenue from the service portion of the Visual Got Mail Solution will decline due to customer decisions to withdraw from the consumer market that the Notify product supports, as well as other risks. In particular, we cannot predict future NotifyLink revenues with any accuracy and do not know whether NotifyLink revenues will continue to grow at the rates we have recently experienced. Increasing NotifyLink revenues will require continued investments in our sales and marketing organization, and we have limited available cash resources to make these investments. These forward-looking statements are made in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect Notify Technology's future results, please see the Company's filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of performance. Actual results may differ materially from management expectations.

     Contacts:
     At Notify Technology Corporation:
     Jerry Rice, Chief Financial Officer
     Phone:  408-777-7927
     jerry.rice@notifycorp.com

                            (Financial Tables Follow)

                          NOTIFY TECHNOLOGY CORPORATION
                  CONDENSED UNAUDITED STATEMENTS OF OPERATIONS

                                 Three-Month Periods                 Nine-Month Periods
                                   Ended June 30,                      Ended June 30,
                          ---------------------------------   ---------------------------------
                               2005              2004              2005              2004
                          ---------------   ---------------   ---------------   ---------------
Revenue:
  Product revenue         $       604,200   $       408,475   $     3,067,338   $     1,085,433
  Service revenue                 262,433           437,364         1,113,602         1,326,001
  Royalty revenue                      --           100,000                --           154,975
Total revenue                     866,633           945,839         4,180,940         2,566,409

Cost of revenue:
  Product cost                     25,586            77,504         1,278,912           421,760
  Service cost                     10,175            56,963            34,112           158,306
Total cost of revenue              35,761           134,467         1,313,024           580,066
Gross profit                      830,872           811,372         2,867,916         1,986,343

Operating expenses:
  Research and
   development                    266,796           216,356           779,816           691,418
  Sales and marketing             405,064           257,966         1,240,171           637,140
  General and
   administrative                 412,411           352,932         1,185,791         1,103,276
Total operating
 expenses                       1,084,271           827,254         3,205,778         2,431,834

Loss from
 operations                      (253,399)          (15,882)         (337,862)         (445,491)

Other interest
 (expense), net                       704              (501)            2,053            (9,939)

Net loss                  $      (252,695)  $       (16,383)  $      (335,809)  $      (455,430)

Basic and diluted
 net loss per share       $         (0.02)  $         (0.00)  $         (0.02)  $         (0.10)

Weighted average
 shares
 outstanding                   13,968,995         4,593,995        13,921,486         4,597,877

                          Notify Technology CORPORATION
                       Condensed Unaudited Balance Sheets

                                                    June 30,         Sep. 30,
                                                      2005             2004
                                                 --------------   --------------
Assets:
Current assets:
    Cash and cash equivalents                    $      610,908   $    1,026,121
    Accounts receivable, net                            470,494          485,425
    Other assets                                         66,824            56,59
Total current assets                                  1,148,226        1,568,144
    Property and equipment, net                         153,504          170,391
    Total assets                                 $    1,301,730   $    1,738,535
Liabilities and shareholders'
 deficit
Current liabilities:
    Current portion of capital lease
     obligation                                          24,770           14,571
    Accounts payable                                     24,487           64,012
    Accrued payroll and related liabilities             364,821          378,057
    Deferred revenue                                  1,162,239        1,081,175
    Customer advances                                    60,054          271,114
    Other accrued liabilities                           195,051          173,168
Total current liabilities                             1,831,422        1,982,097
    Long-term capital lease obligations                  27,552           16,623
Total liabilities                                     1,858,974        1,998,720
Shareholders' deficit:
    Common stock                                         13,969           13,814
    Additional paid-in capital                       22,840,831       22,802,236
    Accumulated deficit                             (23,412,044)     (23,076,235)
Total shareholders' deficit                            (557,244)        (260,185)
    Total liabilities and shareholders'
     deficit                                     $    1,301,730   $    1,738,535

SOURCE  Notify Technology Corporation
    -0-                             08/19/2005
    /CONTACT: Jerry Rice, Chief Financial Officer of Notify Technology Corporation, +1-408-777-7927, or jerry.rice@notifycorp.com/
    /Web site:  http://www.notifycorp.com /